Exhibit 99.1

American Public Education Reports First Quarter 2011 Results

CHARLES TOWN, W.V.--(BUSINESS WIRE)--May 10, 2011--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended March 31, 2011.

Recent Highlights:

  Net course registrations from new students1 in the first quarter of 2011 increased to approximately 17,800, an increase of approximately 37% over the same period of 2010.
  Net course registrations1 increased to approximately 81,100 in the first quarter of 2011, a year-over-year increase of 31%.
  As of March 31, 2011, a total of approximately 90,600 students were enrolled in American Public University System, a year-over-year increase of 33%.
  First quarter 2011 revenues increased 24% to $58.7 million, compared to $47.3 million in the first quarter of 2010.
  Net income for the first quarter of 2011 increased to $7.9 million or $0.43 per diluted share, compared to $7.6 million or $0.40 per diluted share in the same period of 2010.
  American Public Education anticipates second quarter 2011 net course registrations from new students to increase approximately 27%1; net course registrations to increase approximately 25%1; revenues to increase approximately 28%; and net income to be between $0.43 and $0.46 per diluted share.

Financial and Other Results:

Total revenues for the first quarter of 2011 increased 24% to $58.7 million, compared to total revenues of $47.3 million in the first quarter of 2010. Income from operations before interest income and income tax was $13.1 million in the first quarter of 2011, which was the same as in the prior year period. Stock-based compensation expense reduced operating income by $862,000 in the first quarter of 2011 and $755,000 in the first quarter of 2010.

Net income for the first quarter of 2011 increased to $7.9 million or $0.43 per diluted share, which includes $528,000 or $0.03 per diluted share in stock-based compensation expense net of tax. This compares to net income of $7.6 million or $0.40 per diluted share for the first quarter of 2010, including $475,000 or $0.03 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the first quarter of 2011 and 2010 were approximately 18.4 million and 19.0 million, respectively.

Total cash and cash equivalents as of March 31, 2011 were $96.5 million with no long-term debt. Cash from operations for the three months ended March 31, 2011 was $19.9 million, compared to $14.2 million in the same period of 2010. Capital expenditures were $3.6 million for the three months ended March 31, 2011, compared to $3.7 million in the prior year period. Depreciation and amortization was $2.1 million for the three months ended March 31, 2011 and $1.4 million for the same period of 2010.

Net Course Registrations:
For the three months ended March 31,
	2010	2011	% Change
Net Course Registrations from New Students[1]	13,000	17,800	37%
Net Course Registrations[1]	62,000	81,100	31%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

1 On January 3, 2011, APUS combined each one-credit lab course with its related three-credit class resulting in one four-credit course. Net course registrations and net course registration growth rates exclude other non-credit registrations and are presented throughout this press release as if labs and classes were combined in the prior year period.

Second Quarter 2011 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates second quarter 2011 net course registrations from new students to increase approximately 27%1 year-over-year; net course registrations to increase approximately 25%1 year-over-year; revenues to increase approximately 28% over the prior year period; and net income to be between $0.43 and $0.46 per diluted share.

1 As noted under Net Course Registrations above, net course registration growth rates exclude other non-credit registrations and are presented as if labs and classes were combined in the prior year period.

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast at 5:00 p.m. EDT today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 90,000 adult learners worldwide and offers 79 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are leaders in their fields and committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org. For more information on American Public Education, Inc., visit www.americanpubliceducation.com. For more information on APUS, visit www.apus.edu.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

Revenues	$58,664	$47,311
Costs and expenses:
Instructional costs and services	22,105	18,025
Selling and promotional	10,884	7,109
General and administrative	10,511	7,632
Depreciation and amortization	2,093	1,408

Total costs and expenses	45,593	34,174

Income from operations before interest income and income taxes	13,071	13,137
Interest income, net	27	22

Income before income taxes	13,098	13,159
Income tax expense	5,241	5,511

Net income	$7,857	$7,648

Net Income per common share:
Basic	$0.44	$0.42

Diluted	$0.43	$0.40

Weighted average number of
common shares:
Basic	17,934,794	18,322,090

Diluted	18,382,313	18,979,621

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304.724.3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703.334.3880